Exhibit 99.1

Contact:	Meghan Dalton	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (321) 729-5738	Tel: (321) 729-4928
	E-Mail: mdalton@intersil.com	E-Mail: jallen02@intersil.com

Intersil Corporation Reports Increased Fourth Quarter 2003 Revenue and

Earnings; Declares Quarterly Dividend

—Grows orders 20% from the previous quarter

—Achieves revenue and earnings per share guidance

—Increases cash and investments balance to $964 million

MILPITAS, CA, January 28, 2004 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the fourth quarter ended January 2, 2004. On a generally accepted accounting principles (GAAP) basis, net revenue was $136.1 million, an increase of 4.2% from the third quarter of 2003. GAAP net income was $23.7 million or $0.17 per diluted share of common stock for the fourth quarter of 2003. This compares to a net loss of $2.6 million from continuing operations or a $0.02 loss per diluted share for the fourth quarter of 2002.

For the total year, Intersil reported 2003 revenue of $507.7 million, a 21% increase from 2002. Earnings per share from continuing operations for 2003 was $0.41, compared to a net loss per share of $0.19 in 2002.

In addition to GAAP reporting, Intersil reports operating and net income or loss, as well as earnings per share, on a non-GAAP basis. This non-GAAP earnings information excludes amortization of intangibles and other unusual items, such as gains or losses on strategic investments or product groups, restructuring costs and related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the company’s ongoing performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

Non-GAAP net income for the fourth quarter was $25.8 million or $0.18 per diluted share of common stock. This compares to non-GAAP net income of $22.7 million or $0.16 per diluted share for the third quarter of 2003 and $22.1 million or $0.16 per share for the fourth quarter of 2002.

—more—

Intersil Fourth Quarter Earnings, Page Two

“We were very pleased with our performance during the fourth quarter,” said Rich Beyer, Intersil’s President and CEO. “Sales from ongoing product groups grew over 4% from the third quarter and 24% year over year, driven by continued strength of our DVD-R products and improved demand for our broadbased standard analog products. Our orders increased 20% from the previous quarter and we reported a book-to-bill ratio greater than one. This growth in orders was driven by increasing acceptance of our optical storage, power management, video and standard analog products. Based on our January orders trend, new product introductions and strengthening end markets, we expect this momentum to continue into 2004.”

As a percentage of sales, Power Management represented approximately 47% of the total fourth quarter sales, Elantec represented approximately 28% and Standard Analog represented approximately 25%. Gross margins improved again in the fourth quarter to 56.7%, driven primarily by strong growth in the Elantec product group. Non-GAAP operating income increased from 21.3% of sales in the third quarter to 23.7% in the fourth quarter, due to the improvement in gross margin and reduced selling, general and administrative expenses.

Beginning in the first quarter of 2004, the company will report its revenue by four end markets: high-end consumer, computing, communications and industrial. The company intends to replace product group revenue reporting with end market reporting to be consistent with its high performance analog peers. For the fourth quarter of 2003, high-end consumer represented 20% of Intersil’s sales, computing represented 28% of sales, communications represented 26% of sales and industrial represented 26% of sales.

During the fourth quarter, the company generated over $25 million in cash flow from operations. As a result of Intersil’s continued profitability, strong cash position and business outlook, the company’s board of directors has declared a quarterly dividend of $0.03 per share of common stock. Payment of the dividend will be made on February 27, 2004 to shareholders of record as of the close of business on February 17, 2004. During the quarter, the company bought back approximately $30 million, or 1.2 million shares of stock, under its previously announced stock repurchase program. The company exited the fourth quarter with over $960 million in cash and investments.

—more—

Intersil Fourth Quarter Earnings, Page Three

Business Outlook

Looking ahead, Beyer said, “We are very encouraged by the broadbased strength in orders and end market demand that we experienced in the fourth quarter. We now expect first quarter revenue of approximately $136 – $138 million, despite the seasonal decline normally associated with the computing and consumer markets in the early part of the year. This would result in growth of nearly 20% over the first quarter of last year, driven by the increasing acceptance of our new products across all product areas. We expect first quarter gross margins to approach 57% and earnings per share to be $0.18 – $0.19.”

“This is a very exciting time for Intersil,” Beyer continued, “We completed our first full quarter as a pure high performance analog company with excellent results. We again grew revenue and improved profitability. During the fourth quarter our sales grew 4% sequentially, while our operating income grew over 20%. This resulted in a record high operating margin for Intersil. We expect that trend to continue and we remain committed to achieving our operating margin model. With over 300 new products introduced during 2003 and strong demand for our existing products, we’re well positioned for continued strong growth in 2004.”

Investors and interested parties within the United States may listen to Intersil’s conference call today at 4:45 p.m. Eastern/1:45 p.m. Pacific by dialing (888) 709-9420 and providing the operator with the pass code Intersil. International callers may connect to the call by dialing (773) 756-4602. A replay of Intersil’s conference call will be available for one week beginning on January 28, 2004 at 9:00 p.m. Eastern/6:00 p.m. Pacific by calling (888) 402-8744 in the U.S. or (402) 998-1297 internationally. Confirmation code for the replay is “Intersil”. A live webcast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor and a replay will be available until February 6, 2004. A copy of this press release may be found on Intersil’s website at http://www.intersil.com/cda/pressroom.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets – flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at: www.intersil.com

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil include, but are not limited to: the slowdown in the technology sector generally and the semiconductor industry specifically; our ability to successfully deploy our up integration strategy; the rate at which consumers purchase products which incorporate Intersil’s products; the rate at which end-users adopt Intersil’s wireless access technologies; the timing, rescheduling or cancellation of significant customer orders; the ability of our customers to manage inventory; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of our foundry capacity and raw materials; availability, pricing, and quality of third party foundry and assembly and test capacity and raw materials; fluctuations in the manufacturing yields of our third party foundries and assembly and test facilities, and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly and test facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies; the effectiveness of Intersil’s expense and product cost control and reduction efforts; the risks inherent in mergers and acquisitions, including integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers, and strategic partners, potential contractual, employment, and intellectual property issues, or that the anticipated benefits of the acquisition are not realized, intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil’s ability to develop, market, and transition to volume production new products and technologies in a timely manner; the quality of Intersil’s products and any repair or replacement costs; the risks and uncertainties associated with Intersil’s global operations, particularly in light of the war on terrorism; the effects of natural disasters, international conflicts and other events beyond our control; the level of orders received and the ability to fill those orders in a given fiscal quarter; and other factors. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

—more—

Intersil Corporation

Statement of Operations

(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Jan 2, 2004	Jan 3, 2003	Jan 2, 2004	Jan 3, 2003

Revenue
Product sales	$136.1	$125.6	$507.7	$419.6
Costs and expenses
Cost of product sales	58.9	62.3	220.0	198.2
Research and development	23.5	21.2	91.3	77.9
Selling, general & administrative	21.5	23.1	88.3	89.7
Intangible amortization	3.3	6.5	18.3	21.3
In-process research and development	—	—	—	53.8
Impairment of long-lived assets	—	—	12.6	5.9
Restructuring and severance related expenses	0.6	—	5.0	4.7

Operating income (loss)	28.3	12.5	72.2	(31.9)
Gain (loss) on investment securities	1.8	—	(3.4)	1.3
Gain on sale of certain operations disposed of during 2001	—	—	1.4	—
Interest income	2.8	3.0	9.0	11.2

Income (loss) from continuing operations before taxes	32.9	15.5	79.2	(19.4)
Income taxes	9.2	18.1	20.9	3.9

Income (loss) from continuing operations	23.7	(2.6)	58.3	(23.3)
Income from operations of discontinued Wireless Networking product group (including $61.4M gain)	—	4.0	20.1	33.3
Income taxes from discontinued operations	—	5.5	32.6	15.0

Income (loss) from discontinued operations	—	(1.5)	(12.5)	18.3

Net income (loss)	$23.7	$(4.1)	$45.8	$(5.0)

Earnings (loss) per share
Basic
Continuing operations	$0.17	$(0.02)	$0.42	$(0.19)
Discontinued operations	—	(0.01)	(0.09)	0.15

Net Income (loss) per share	$0.17	$(0.03)	$0.33	$(0.04)

Diluted
Continuing operations	$0.17	$(0.02)	$0.41	$(0.19)
Discontinued operations	—	(0.01)	(0.09)	0.15

Net Income (loss) per share	$0.17	$(0.03)	$0.32	$(0.04)

Weighted average shares
Basic	138.5	136.6	137.3	125.6

Diluted	141.7	136.6	141.3	125.6

Intersil Corporation

Financial Summary (Non-GAAP)

(In millions, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
	Jan 2, 2004	Jan 3, 2003	Jan 2, 2004	Jan 3, 2003
Ongoing product groups	$136.1	$110.2	$505.5	$428.3
Automotive	—	15.4	2.2	47.7

Total Revenue	$136.1	$125.6	$507.7	$476.0

Gross Margin	$77.2	$70.8	$287.7	$261.1
% of Sales	56.7%	56.4%	56.7%	54.9%

R&D	$23.5	$21.2	$91.3	$85.6
SG&A	21.5	23.1	88.3	97.3

Operating Income	$32.2	$26.5	$108.1	$78.2
% of Sales	24%	21%	21%	16%
Interest income	$2.8	$3.0	$9.0	$11.9

Pretax Income	35.0	29.5	117.1	90.1

Net Income	25.8	22.1	86.9	66.5
% of Sales	19%	18%	17%	14%

Earnings Per Share
Basic	$0.19	$0.16	$0.63	$0.49
Diluted	0.18	0.16	0.61	0.47

Weighted Average Shares
Basic	138.5	136.6	137.3	136.5
Diluted	141.7	140.5	141.3	141.2

NOTE: This financial summary excludes amortization of intangibles, unusual items, and income from discontinued operations. The financial summary includes Elantec in all periods.

These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge GAAP to Non-GAAP Continuing Operations

(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Jan 2,	Jan 3,	Jan 2,	Jan 3,
	2004	2003	2004	2003
Net income (loss) on GAAP basis:	$23.7	$(4.1)	$45.8	$(5.0)
Amortization of acquisition-related intangibles	3.3	6.5	18.3	21.3
Impairment of long-lived assets	—	—	12.6	5.9
Restructuring & severance related expenses	0.6	—	5.0	4.7
In-process research and development	—	—	—	53.8
Loss (gain) on investments	(1.8)	—	3.4	(1.3)
Gain on sale of operations disposed of during 2001	—	—	(1.4)	—
Income from Elantec prior to acquisition	—	—	—	8.4
Interest impact on cash used in Elantec acquisition	—	—	—	(1.0)
Margin from change in revenue recognition	—	—	—	10.1
Loss from discontinued operations	—	(4.0)	(20.1)	(33.3)
Associated tax effects	—	23.7	23.3	2.9

Net income on Non-GAAP basis:	$25.8	$22.1	$86.9	$66.5

Diluted adjusted earnings per share	$0.18	$0.16	$0.61	$0.47

Diluted weighted average common shares outstanding	141.7	140.5	141.3	141.2

For the twelve months ended January 3, 2003, we added 12.1 million shares to our diluted weighted average common shares outstanding to present the shares outstanding as if the Elantec acquisition was made on January 1, 2002.

Adjustment to reconcile GAAP revenue to Non-GAAP revenue:

GAAP Revenue	$136.1	$125.6	$507.7	$419.6

Revenue for Elantec prior to acquisition	—	—	—	$41.8
Revenue from distributor revenue recognition change	—	—	—	$14.6

Non-GAAP Revenue	$136.1	$125.6	$507.7	$476.0

Intersil Corporation

Balance Sheets

(In millions)

	Jan 2,	Jan 3,
	2004	2003
Assets
Current Assets
Cash & short-term investments	$819.6	$623.6
Trade receivables, net	82.6	93.9
Inventories, net	83.6	61.0
Prepaid expenses and other current assets	10.5	8.6
Assets held for sale	—	251.9
Deferred income taxes	39.8	29.4

Total Current Assets	1,036.1	1,068.4
Other Assets
Property, plant & equipment, net	153.4	144.0
Intangibles, net	1,090.9	1,111.7
Deferred income taxes	9.5	16.7
Held-to-maturity investments	144.5	—
Other	20.3	28.7

Total Other Assets	1,418.6	1,301.1

Total Assets	$2,454.7	$2,369.5

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$20.8	$35.6
Income taxes payable	84.0	26.3
Deferred revenue	12.1	12.1
Liabilities held for sale	—	15.7
Other accrued items	85.7	77.1

Total Liabilities	202.6	166.8

Total Shareholders’ Equity	2,252.1	2,202.7

Total Liabilities and Shareholders’ Equity	$2,454.7	$2,369.5